Exhibit 99

N E W S   R E L E A S E

FOR IMMEDIATE RELEASE

CONTACT:  Christine C. Schmitt

Chief Financial Officer  (248) 377-8523

MEEMIC HOLDINGS, INC. ANNOUNCES BOARD APPROVAL OF DEFINITIVE MERGER AGREEMENT TO ACQUIRE ALL OUTSTANDING SHARES OF STOCK NOT CURRENTLY OWNED BY PROASSURANCE CORPORATION

Auburn Hills, Mich., July 9, 2002 /PRNewswire/ - - MEEMIC Holdings, Inc. (Nasdaq:  MEMH) announced today that the Company’s Board of Directors, including its committee of independent directors, has unanimously approved a definitive agreement pursuant to which shareholders other than ProAssurance Corporation’s (NYSE:  PRA) ProNational Insurance Company subsidiary will have the opportunity to sell their shares to the Company in a tender offer at a price per share of $29.00, net to the shareholders in cash.  If certain conditions are satisfied, the agreement contemplates that the remaining shares would be acquired through a merger at the same price.  The committee of independent directors has received a written opinion of its financial advisor that, from a financial point of view, the consideration to be paid to the independent shareholders is fair to such shareholders. The tender offer and merger are subject to prior approval by the independent shareholders of the Company and to various other conditions.

The Company expects to file a proxy statement with the Securities and Exchange Commission by July 31, 2002.  As a result of the completion of the offer, the Company’s stock could be delisted from the Nasdaq Stock Market and its registration under the Securities Exchange Act of 1934, as amended, could be terminated.  The Company intends to use primarily its own existing cash resources to fund the purchase of the shares.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares, nor is it a solicitation of a proxy to vote in connection with the transaction. The company will file a proxy statement with the Securities and Exchange Commission and distribute it to shareholders and will file and distribute such other additional materials as required by applicable law.  Shareholders should read the proxy statement and other materials carefully because they will contain important information about the transaction, including its various terms and conditions.  Shareholders will also be able to obtain the proxy statement at no charge at the SEC’s website at www.sec.gov.

This release contains forward-looking statements relating to the anticipated transaction, the Company’s plans to go private and similar matters. These statements are subject to a variety of risks and uncertainties, including without limitation the fulfillment of the conditions to the transaction contained in the merger agreement.  There can be no assurance that the transaction will be completed.

MEEMIC Holdings provides personal auto, homeowners, boat and umbrella coverages primarily to teachers and other educational employees through its wholly owned subsidiary MEEMIC Insurance Company.  The insurance company is rated A-(Excellent) by A.M. Best.  This news release and other MEEMIC Holdings releases are available at no charge through MEEMIC Holdings’ web site (www.meemic.com).

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